EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-133946 and 333-132181) and Form S-8 (Nos. 333-157727, 333-150294, 333-147064, 333-143303, 333-132170, 333-123271, 333-117619) of NetLogic Microsystems, Inc. of our report dated July 16, 2009 relating to the statements of assets and the statements of revenues and expenses related to the network search engine business, which appears in the Current Report on Form 8-K of NetLogic Microsystems, Inc.

/s/ PricewaterhouseCoopers LLP
San Jose, California
July 16, 2009